Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

	September 30, 2005	December 31, 2004
	(UNAUDITED)	(A)
Assets:
Current assets
Cash and cash equivalents	$66,020	$163,637
Restricted cash	2,810	9,950
Accounts receivable, net of allowance for doubtful accounts	113,584	103,551
Receivables from affiliates	2,301	1,626
Notes and other receivables	5,905	19,726
Deferred income taxes	3,747	4,021
Real estate under development (B)	48,165	10,379
Real estate and other assets held for sale (C)	15,347	40,155
Available for sale securities	995	—
Other current assets	26,922	17,854
Total current assets	285,796	370,899

Furniture and equipment, net	19,881	18,649
Deferred income taxes	20,132	22,935
Real estate under development (B)	153,445	58,454
Real estate held for investment (B)	93,468	113,421
Investments in unconsolidated subsidiaries (D)	169,347	74,090
Goodwill, net	75,239	74,357
Receivables from affiliates	6,775	—
Available for sale securities	17,425	—
Other assets	15,487	16,145
	$856,995	$748,950

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$26,706	$23,731
Accrued expenses	133,943	146,479
Payables to affiliates	144	40
Income taxes payable	3,405	18,121
Current portion of long-term debt	11	6
Current portion of notes payable on real estate	47,082	11,066
Liabilities related to real estate and other assets held for sale (E)	12,569	28,467
Other current liabilities	5,496	12,600
Total current liabilities	229,356	240,510
Long-term debt, less current portion	51,020	8
Notes payable on real estate, less current portion	156,524	112,699
Other liabilities	13,284	10,027
Total liabilities	450,184	363,244
Minority interest	44,165	44,756

Stockholders’ equity
Preferred stock	—	—
Common stock	379	379
Paid-in capital	201,817	196,314
Retained earnings	206,788	190,252
Accumulated other comprehensive income	2,603	2,043
Less: Treasury stock	(33,182)	(36,921)
Unearned stock compensation, net	(15,759)	(11,117)
Total stockholders’ equity	362,646	340,950
	$856,995	$748,950

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2004, have been reclassified to conform to the presentation at September 30, 2005.

(B) Total real estate owned was $310,278 and $220,985 at September 30, 2005 and December 31, 2004, respectively.

(C) Real estate and other assets held for sale consist of the following:

	September 30, 2005	December 31, 2004
Real estate (B)	$15,200	$38,731
Other assets	147	1,424
	$15,347	$40,155

(D) Investments in unconsolidated subsidiaries consist of the following:

	September 30, 2005	December 31, 2004
Real estate development	$41,421	$39,829
Other	127,926	34,261
	$169,347	$74,090

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	September 30, 2005	December 31, 2004
Notes payable on real estate	$11,891	$25,939
Other liabilities	678	2,528
	$12,569	$28,467